Exhibit 99.1

News Release

For more information, please contact:
Investors:
Dexter Congbalay
224-306-1535
dexter.congbalay@lambweston.com

Media:
Shelby Stoolman
208-424-5461
shelby.stoolman@lambweston.com

Lamb Weston Reports Fiscal Second Quarter 2024 Results; Updates Fiscal Year 2024 Outlook

Second Quarter Fiscal 2024 Highlights

●	GAAP and Non-GAAP results include a $71 million pre-tax charge(1) for the write-off of excess raw potatoes
●	GAAP Results as Compared to Second Quarter Fiscal 2023:
o	Net sales increased 36% to $1,732 million, including $376 million of incremental sales attributable to the LW EMEA Acquisition
o	Income from operations increased 12% to $306 million
o	Net income increased 109% to $215 million
o	Diluted EPS increased 108% to $1.48
●	Non-GAAP Results as Compared to Second Quarter Fiscal 2023:
o	Adjusted Income from Operations(2) increased 22% to $301 million
o	Adjusted Net Income(2)increased 17% to $212 million
o	Adjusted Diluted EPS(2) increased 15% to $1.45
o	Adjusted EBITDA(2) increased 15% to $377 million
●	Repurchased $50 million of common stock and paid $41 million in cash dividends
●	Announced 29% increase of quarterly dividend to $0.36 per share

Updated Fiscal 2024 Outlook

●	Reaffirming net sales target of $6.8 billion to $7.0 billion
●	Raising GAAP net income target to $830 million to $900 million, and Diluted EPS target to $5.70 to $6.15
●	Reaffirming Adjusted EBITDA(2) target range of $1,540 million to $1,620 million, which includes a $71 million pre-tax charge(1) for the write-off of excess raw potatoes
●	Raising Adjusted Net Income(2) target to $830 million to $900 million and Adjusted Diluted EPS(2) target to $5.70 to $6.15

EAGLE, ID (January 4, 2024) – Lamb Weston Holdings, Inc. (NYSE: LW) announced today its results for the second quarter of fiscal 2024 and updated its full year earnings targets for fiscal 2024.

“We delivered solid financial results in the quarter by executing well across our customer channels in North America and in our key international markets,” said Tom Werner, President and CEO. “We continued to benefit from inflation-driven pricing actions primarily initiated last year, improvements in customer and product mix, and supply chain productivity cost savings. As expected, our volume performance in the quarter improved sequentially versus our fiscal first quarter, reflecting resilient global demand and the gradual addition of new business to replace lower-margin volume that we chose to exit in the prior fiscal year. We anticipate that the consumer and operating environment will remain generally stable through the remainder of fiscal 2024.”

“Against this backdrop, we are reaffirming our fiscal 2024 sales estimate as well as our previously-raised Adjusted EBITDA target despite incurring significant costs associated with writing off excess raw potatoes in North America. We continue to expect to deliver strong sales and earnings growth for fiscal 2024, and to remain well-positioned to drive sustainable, profitable growth over the long term.”

Summary of Second Quarter FY 2024 Results
($ in millions, except per share)

		Year-Over-Year		Year-Over-Year
	Q2 2024	Growth Rates	FY 2024	Growth Rates
Net sales	$1,732.1	36%	$3,397.4	41%
Income from operations	$305.6	12%	$628.9	47%
Net income	$215.0	109%	$449.8	34%
Diluted EPS	$1.48	108%	$3.08	33%

Adjusted Income from Operations (2)	$301.0	22%	$630.9	55%
Adjusted Net Income (2)	$211.7	17%	$451.2	53%
Adjusted Diluted EPS (2)	$1.45	15%	$3.09	51%
Adjusted EBITDA (2)	$376.9	15%	$789.7	40%

Q2 2024 Commentary

Net sales increased $455.6 million to $1,732.1 million, up 36 percent versus the prior year quarter, with the current year quarter including $375.8 million of incremental sales attributable to the consolidation of the financial results of Lamb-Weston/Meijer v.o.f., the Company’s former joint venture in Europe (“LW EMEA”), following the completion of the Company’s acquisition in February 2023 of the remaining interest in LW EMEA (the “LW EMEA Acquisition”).

Net sales, excluding the incremental sales attributable to the LW EMEA Acquisition, grew 6 percent versus the prior year quarter. Price/mix increased 12 percent, reflecting the benefit of inflation-driven pricing actions across both of the Company’s business segments, and favorable mix, partially offset by lower customer transportation charges. Volume declined 6 percent, primarily reflecting the carryover effect of the Company’s decisions to exit certain lower-priced and lower-margin business in the prior year to strategically manage customer and product mix. Volume elasticities in response to inflation-based pricing actions across the Company’s portfolio have continued to remain low.

Gross profit increased $94.0 million versus the prior year quarter to $475.6 million, and included $1.8 million of benefit ($1.3 million after-tax, or $0.01 per share) associated with the sale of inventory stepped-up to fair value in the LW EMEA Acquisition, and a $4.6 million ($3.5 million after-tax, or $0.02 per share) unrealized loss related to mark-to-market adjustments associated with commodity hedging contracts. The prior year quarter included a $0.4 million ($0.3 million after-tax, with no per share impact) unrealized gain related to mark-to-market adjustments associated with commodity hedging contracts. The Company has identified LW EMEA integration and acquisition-related items as items impacting comparability.

Excluding unrealized mark-to-market gains and losses related to commodity derivatives and items impacting comparability, gross profit increased $97.2 million. Gross profit also included a $64.6 million pre-tax charge(1) for the write-off of excess raw potatoes. The charge for excess raw potatoes largely reflected a reduction to the Company’s sales volume estimate as compared with the January 2023 estimate that the Company used to determine the number of acres to contract, as well as a solid potato crop in the Company’s growing regions in North America.

The increase in gross profit was also partially offset by higher costs per pound, which largely reflected mid-single-digit cost inflation, in aggregate, for key inputs, including: raw potatoes; ingredients such as grains and starches used in product coatings; and labor. The increase in per pound costs was partially offset by supply chain productivity savings as well as lower costs for edible oils.

Selling, general and administrative expenses (“SG&A”) increased $60.2 million versus the prior year quarter to $170.0 million, and included: $4.8 million ($3.6 million after-tax, or $0.02 per share) of LW EMEA integration and acquisition-related expenses; $3.0 million ($2.2 million after-tax, or $0.01 per share) of unrealized gains related to mark-to-market adjustments associated with currency hedging contracts; and $9.2 million ($6.9 million after-tax, or $0.05 per share) of foreign currency exchange gains. The prior year quarter included $26.5 million ($19.2 million after-tax, or $0.13 per share) of LW EMEA integration and acquisition-related net gains and $1.4 million ($1.0 million after-tax, or $0.01 per share) of foreign currency exchange losses.

Excluding these items, SG&A increased $42.5 million to $177.4 million, primarily due to: incremental expenses attributable to the consolidation of the financial results of LW EMEA; higher expenses related to improving the Company’s information systems and enterprise resource planning (“ERP”) infrastructure; and higher compensation and benefits expenses.

Income from operations increased $33.8 million to $305.6 million, up 12 percent versus the prior year quarter. Adjusted Income from Operations(2), which excludes foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability, increased $54.7 million to $301.0 million, up 22 percent versus the prior year quarter. The increases were driven by higher sales and gross profit, which included a $64.6 million pre-tax charge(1) for the write-off of excess raw potatoes, partially offset by higher SG&A.

Net income was $215.0 million, up $111.9 million versus the prior year quarter, and Diluted EPS was $1.48, up 108 percent from the prior year quarter. Net income in the current quarter included a total net gain of $3.3 million ($4.6 million before tax, or $0.03 per share) for foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Net income in the prior year quarter included a total net loss of $78.0 million ($104.6 million before tax, or $0.55 per share), including $96.2 million ($129.7 million before tax, or $0.67 per share) in unrealized mark-to-market adjustments associated with commodity and currency hedging contracts (primarily at LW EMEA), $1.0 million ($1.4 million before tax, or $0.01 per share) in foreign currency exchange losses, and items impacting comparability.

Adjusted EBITDA(2) increased $48.0 million to $376.9 million, up 15 percent compared to the prior year quarter, and included a $70.9 million pre-tax charge(1) for the write-off of excess raw potatoes, of which $6.3 million(1) was recorded in Equity Method Investment Earnings. Higher income from operations, which includes the benefit of incremental earnings from LW EMEA, drove the increases.

The Company’s effective tax rate(3) in the second quarter was 23.5 percent, versus 26.3 percent in the prior year quarter. The Company’s effective tax rate varies from the U.S. statutory tax rate of 21 percent principally due to the impact of U.S. state taxes, foreign taxes and currency, permanent differences, and discrete items.

Q2 2024 Segment Highlights

North America Summary

		Year-Over-Year
	Q2 2024	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$1,167.1	10%	14%	(4%)
Segment Adjusted EBITDA	$321.3	7%

Net sales for the North America segment, which includes all sales to customers in the U.S., Canada and Mexico, increased $104.6 million to $1,167.1 million, up 10 percent versus the prior year quarter. Price/mix increased 14 percent, reflecting the carryover benefit of inflation-driven pricing actions taken in fiscal 2023, and favorable mix, partially offset by lower customer transportation charges. Volume declined 4 percent, primarily reflecting the carryover impact of the Company’s decisions to exit certain lower-priced and lower-margin business in the prior fiscal year.

North America Segment Adjusted EBITDA increased $21.7 million to $321.3 million. The carryover benefit of inflation-driven pricing actions and favorable mix drove the increases, which were partially offset by a $63.3 million charge(1) for the write-off of excess raw potatoes, higher costs per pound, and the impact of lower volumes.

International Summary

		Year-Over-Year
	Q2 2024	Growth Rates	Price/Mix	Volume
	(dollars in millions)
Net sales	$565.0	164%	10%	154%
Segment Adjusted EBITDA	$100.2	66%

Net sales for the International segment, which includes all sales to customers outside of North America, increased $351.0 million to $565.0 million, with the current quarter including $375.8 million of incremental sales attributable to the consolidation of the financial results of LW EMEA. International net sales, excluding the incremental sales attributable to the LW EMEA Acquisition, declined 12 percent compared to the prior year quarter. Price/mix increased 10 percent, driven by the carryover benefit of inflation-driving pricing actions taken in fiscal 2023, as well as favorable mix, partially offset by lower customer transportation charges. Volume, excluding the benefit from the LW EMEA Acquisition, declined 22 percent, primarily reflecting the Company’s decisions to exit certain lower-priced and lower-margin business as well as lapping a strong prior year comparison.

International Segment Adjusted EBITDA increased $40.0 million to $100.2 million and excluded a net benefit from comparability items of $1.8 million ($1.3 million after tax, or $0.01 per share) associated with the sale of inventory stepped-up to fair value in the LW EMEA Acquisition. Incremental earnings from the consolidation of the financial results of LW EMEA drove the increase. Excluding the benefit from the LW EMEA Acquisition, higher costs per pound, including a $7.6 million allocated charge(1) for the write-off of excess raw potatoes, and the impact of lower volumes, more than offset favorable price/mix.

Equity Method Investment Earnings (Loss)

Equity method investment earnings (loss) from unconsolidated joint ventures were earnings of $4.7 million and a loss of $107.3 million for the second quarter of fiscal 2024 and 2023, respectively. The results in the current quarter include earnings associated with the Company’s 50 percent interest in Lamb Weston/RDO Frozen, an unconsolidated joint venture in Minnesota (“Lamb Weston RDO”), while results in the prior year quarter also included earnings associated with the Company’s 50 percent interest in LW EMEA. The results in the prior year quarter include a $130.1 million ($96.5 million after-tax, or $0.67 per share) unrealized loss related to mark-to-market adjustments associated with currency and commodity hedging contracts in LW EMEA.

Excluding these items, equity method investment earnings declined $18.1 million compared to the prior year quarter, largely due to LW EMEA earnings being reflected as equity method investment earnings in the prior year quarter. The results in the current quarter also include a $6.3 million charge(1) for the write-off of excess raw potatoes at Lamb Weston RDO.

Liquidity and Cash Flows

As of November 26, 2023, the Company had $78.3 million of cash and cash equivalents, with $175.0 million in borrowings outstanding under its $1.0 billion U.S. revolving credit facility.

Net cash provided by operating activities for the first half of fiscal 2024 was $455.2 million, up $167.2 million versus the prior year period, primarily due to higher earnings. Capital expenditures during the first half of fiscal 2024 were $566.5 million, up $296.2 million versus the prior year period, primarily reflecting increased investments to support capacity expansion projects and to upgrade the Company’s information systems and ERP infrastructure.

Capital Returned to Shareholders

In the second quarter of fiscal 2024, the Company returned $40.8 million to shareholders through cash dividends and $50.0 million through share repurchases, with an aggregate of 571,986 shares repurchased at an average price per share of $87.41. In the first half of fiscal 2024, the Company repurchased $150.0 million of its common stock, with an aggregate of 1,564,351 shares repurchased at an average price per share of $95.89.

On October 11, 2023, as previously announced, the Company increased the authorized amount under its existing share repurchase program to $500.0 million. In addition, on December 14, 2023, the Company increased its quarterly dividend by 29 percent to $0.36 per share, starting with its dividend payable on March 1, 2024 to stockholders of record on February 2, 2024.

Fiscal 2024 Outlook

The Company updated its financial targets for fiscal 2024, as follows:

●	The Company reaffirmed its net sales target of $6.8 billion to $7.0 billion, including $1.1 billion to $1.2 billion of incremental sales attributable to the consolidation of the financial results of LW EMEA during the first three quarters of the fiscal year. The Company continues to target net sales, excluding incremental sales attributable to the LW EMEA Acquisition, to grow 6.5 percent to 8.5 percent, with price/mix expected to increase low-double-digits percentage points. The Company continues to target sales volumes to decline mid-single-digits percentage points, largely reflecting the carryover impact of the Company’s decisions to strategically manage customer and product mix by exiting certain lower-priced and lower-margin business in the prior year.

●	The Company increased its targets for GAAP net income to $830 million to $900 million and Diluted EPS of $5.70 to $6.15, including a net loss from foreign currency exchange and unrealized mark-to-market derivative gains and losses and items impacting comparability of $2.0 million ($1.4 million after-tax, or $0.01 per share) during the first half of fiscal 2024. The Company previously expected to deliver net income of $800 million to $870 million and Diluted EPS of $5.47 to $5.92.

●	The Company reaffirmed its target range for Adjusted EBITDA(2) to $1,540 million to $1,620 million (+27 percent compared to fiscal 2023 using the mid-point), which includes a $70.9 million pre-tax charge(1) for the write-off of excess raw potatoes. The Company expects higher forecasted sales and gross profit will largely drive anticipated earnings growth in fiscal 2024. The Company expects gross profit growth will be partially offset by SG&A of $745 million to $755 million. The Company previously estimated SG&A of $765 to $775 million.

●	The Company raised its Adjusted Net Income(2) target to $830 million to $900 million and its Adjusted Diluted EPS(2) target to $5.70 to $6.15. The increases in these targets reflect the lower SG&A expense estimate as well as a lower interest expense estimate of $140 million to account for revised project-related capitalized interest. The Company previously estimated Adjusted Net Income(2) of $805 million to $875 million, Adjusted Diluted EPS(2) of $5.50 to $5.95, and interest expense of $155 million.

The Company updated other financial targets, as follows:

●	Depreciation and amortization expense of approximately $305 million, down from its previous estimate of $325 million; and

●	Cash used for capital expenditures of $900 million to $950 million, up from the Company’s previous estimate of $800 million to $900 million, reflecting the timing of expenditures related to the construction of previously-announced capacity expansion efforts in China, Idaho, the Netherlands and Argentina.

●	The Company continues to target an effective tax rate(3) (full year) of 23 percent to 24 percent.

End Notes

(1)	Non-GAAP results include a $70.9 million charge ($53.9 million after-tax, or $0.37 per share) related to a write-off of excess raw potatoes. This includes a $64.6 million charge ($49.1 million after-tax, or $0.34 per share) in cost of sales, and a $6.3 million charge ($4.8 million after-tax, or $0.03 per share) recorded in equity method investment earnings (losses). The total charge to the reporting segments was as follows: $63.3 million to the North America segment and $7.6 million to the International segment.

(2)	Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA are non-GAAP financial measures. Please see the discussion of non-GAAP financial measures, including a discussion of guidance provided on a non-GAAP basis, and the associated reconciliations at the end of this press release for more information.

(3)	The effective tax rate is calculated as the ratio of income tax expense to pre-tax income, inclusive of equity method investment earnings.

Webcast and Conference Call Information

Lamb Weston will host a conference call to review its second quarter fiscal 2024 results at 10:00 a.m. EST today, January 4, 2024. Participants in the U.S. and Canada may access the conference call by dialing 888-204-4368 and participants outside the U.S. and Canada should dial +1-323-994-2093. The conference ID is 6821565. The conference call also may be accessed live on the internet. Participants can register for the event at:

https://event.webcasts.com/starthere.jsp?ei=1646667&tp_key=49f7aa2ece

A rebroadcast of the conference call will be available beginning on Friday, January 5, 2024, after 2:00 p.m. EST at https://investors.lambweston.com/events-and-presentations.

About Lamb Weston

Lamb Weston is a leading supplier of frozen potato products to restaurants and retailers around the world. For more than 70 years, Lamb Weston has led the industry in innovation, introducing inventive products that simplify back-of-house management for its customers and make things more delicious for their customers. From the fields where Lamb Weston potatoes are grown to proactive customer partnerships, Lamb Weston always strives for more and never settles. Because, when we look at a potato, we see possibilities. Learn more about us at lambweston.com.

Non-GAAP Financial Measures

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, Adjusted Income from Operations, Adjusted Net Income, Adjusted Diluted EPS, Adjusted Income Tax Expense, and Adjusted Equity Method Investment Earnings (Loss), each of which is considered a non-GAAP financial measure. The non-GAAP financial measures presented in this press release should be viewed in addition to, and not as an alternative for, financial measures prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) that are also presented in this press release. These measures are not substitutes for their comparable GAAP financial measures, such as income from operations, net income, diluted earnings per share, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures. For example, the non-GAAP financial measures presented in this press release may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures the same way as the Company does.

Management uses these non-GAAP financial measures to assist in analyzing what management views as the Company's core operating performance for purposes of business decision making. Management believes that presenting these non-GAAP financial measures provides investors with useful supplemental information because they (i) provide meaningful supplemental information regarding financial performance by excluding foreign currency exchange and unrealized derivative activities and items affecting comparability between periods, (ii) permit investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate the Company’s core operating performance across periods, and (iii) otherwise provide supplemental information that may be useful to investors in evaluating the Company's financial results. In addition, the Company believes that the presentation of these non-GAAP financial measures, when considered together with the most directly comparable GAAP financial measures and the reconciliations to those GAAP financial measures, provides investors with additional tools to understand the factors and trends affecting the Company's underlying business than could be obtained absent these disclosures.

The Company has also provided guidance in this press release with respect to certain non-GAAP financial measures, including non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA. The Company cannot predict certain items that are included in reported GAAP results, including items such as strategic developments, integration and acquisition costs and related fair value adjustments, impacts of unrealized mark-to-market derivative gains and losses, foreign currency exchange, and items impacting comparability. This list is not inclusive of all potential items, and the Company intends to update the list as appropriate as these items are evaluated on an ongoing basis. In addition, the items that cannot be predicted can be highly variable and could potentially have significant impacts on the Company’s GAAP measures. As such, prospective quantification of these items is not feasible without unreasonable efforts, and a reconciliation of forward-looking non-GAAP Adjusted Net Income, Adjusted Diluted EPS, and Adjusted EBITDA to GAAP net income or diluted earnings per share has not been provided.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Words such as “expect,” “believe,” “will,” “continue,” “deliver,” “drive,” “grow,” “remain,” “invest,” “improve,” “anticipate,” “raise,” “reaffirm,” “mitigate,” “increase,” “estimate,” “outlook,” “target,” and variations of such words and similar expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding: the Company’s business and financial outlook and prospects; the Company’s plans, execution, capital expenditures and investments; potato crop; pricing actions; integration of LW EMEA; and conditions in the Company’s industry and the global economy. These forward-looking statements are based on management’s current expectations and are subject to uncertainties and changes in circumstances. Readers of this press release should understand that these statements are not guarantees of performance or results. Many factors could affect these forward-looking statements and the Company’s actual financial results and cause them to vary materially from the expectations contained in the forward-looking statements, including those set forth in this press release. These risks and uncertainties include, among other things: the availability and prices of raw materials and other commodities; labor shortages and other operational challenges; an uncertain general economic environment, including inflationary pressures and recessionary concerns, any of which could adversely impact the Company’s business, financial condition or results of operations, including the demand and prices for the Company’s products; risks associated with integrating acquired businesses, including LW EMEA; levels of labor and people-related expenses; the Company’s ability to successfully execute its long-term value creation strategies; the Company’s ability to execute on large capital projects, including construction of new production lines or facilities; difficulties, disruptions or delays in implementing new technology, including the Company’s new ERP system; the competitive environment and related conditions in the markets in which the Company operates; political and economic conditions of the countries in which the Company conducts business and other factors related to its international operations; disruptions in the global economy caused by conflicts such as the war in Ukraine and conflicts in the Middle East and the possible related heightening of the Company’s other known risks; impacts on the Company’s business due to health pandemics or other contagious outbreaks, such as the COVID-19 pandemic, including impacts on demand for its products, increased costs, disruption of supply, other constraints in the availability of key commodities and other necessary services or restrictions imposed by public health authorities or governments; disruption of the Company’s access to export mechanisms; risks associated with other possible acquisitions; the Company’s debt levels; changes in the Company’s relationships with its growers or significant customers; actions of governments and regulatory factors affecting the Company’s businesses; the ultimate outcome of litigation or any product recalls; the Company’s ability to pay regular quarterly cash dividends and the amounts and timing of any future dividends; and other risks described in the Company’s reports filed from time to time with the Securities and Exchange Commission (“SEC”). The Company cautions readers not to place undue reliance on any forward-looking statements included in this press release, which speak only as of the date of this press release. The Company undertakes no responsibility for updating these statements, except as required by law.

Lamb Weston Holdings, Inc.

Consolidated Statements of Earnings

(unaudited, in millions, except per share amounts)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2023 (1)	2022	2023 (1)	2022
Net sales	$1,732.1	$1,276.5	$3,397.4	$2,402.1
Cost of sales (2) (3)	1,256.5	894.9	2,422.3	1,747.2
Gross profit	475.6	381.6	975.1	654.9
Selling, general and administrative expenses (4)	170.0	109.8	346.2	226.1
Income from operations	305.6	271.8	628.9	428.8
Interest expense, net	29.1	24.6	59.8	50.6
Income before income taxes and equity method earnings	276.5	247.2	569.1	378.2
Income tax expense	66.2	36.8	136.1	110.5
Equity method investment earnings (loss) (2) (5)	4.7	(107.3)	16.8	67.3
Net income (2)	$215.0	$103.1	$449.8	$335.0
Earnings per share:
Basic	$1.48	$0.72	$3.10	$2.33
Diluted	$1.48	$0.71	$3.08	$2.32
Dividends declared per common share	$0.280	$0.245	$0.560	$0.490
Weighted average common shares outstanding:
Basic	144.9	144.0	145.3	144.0
Diluted	145.5	144.6	146.0	144.6

(1)	The thirteen and twenty-six weeks ended November 26, 2023 included the consolidated financial statements of LW EMEA whereas in the same period in the prior year, LW EMEA’s financial results were recorded in “Equity method investment earnings.” For more information about the LW EMEA Acquisition, see Note 3, Acquisitions, of the Notes to Consolidated Financial Statements in the Company’s fiscal 2023 Annual Report on Form 10-K filed with the SEC on July 25, 2023 (the “Form 10-K”).
(2)	Net income included a $70.9 million charge ($53.9 million after-tax, or $0.37 per share) for the write-off of excess raw potatoes in North America for both the thirteen and twenty-six weeks ended November 26, 2023. The Company recorded a $64.6 million charge ($49.1 million after-tax, or $0.34 per share) in cost of sales, and a $6.3 million charge ($4.8 million after-tax, or $0.03 per share) in equity method investment earnings. The total charge to the reporting segments was as follows: $63.3 million to the North America segment and $7.6 million to the International segment.
(3)	Cost of sales included activity related to the step-up and sale of inventory acquired in the LW EMEA Acquisition, which resulted in a $1.8 million ($1.3 million after-tax, or $0.01 per share) benefit and $20.7 million ($15.4 million after-tax, or $0.11 per share) of costs for the thirteen and twenty-six weeks ended November 26, 2023, respectively.

Cost of sales also included a $4.6 million unrealized loss ($3.5 million after-tax, or $0.02 per share) and a $0.4 million unrealized gain ($0.3 million after-tax, with no per share impact) for the thirteen weeks ended November 26, 2023 and November 27, 2022, respectively; and a $27.1 million unrealized gain ($20.2 million after-tax, or $0.14 per share) and a $3.6 million unrealized loss ($2.7 million after-tax, or $0.02 per share) for the twenty-six weeks ended November 26, 2023 and November 27, 2022, respectively, related to mark-to-market adjustments associated with commodity hedging contracts.

(4)	Selling, general and administrative expenses included the following:
a)	Foreign currency exchange gains of $9.2 million ($6.9 million after-tax, or $0.05 per share) and losses of $1.4 million ($1.0 million after-tax, or $0.01 per share) for the thirteen weeks ended November 26, 2023 and November 27, 2022, respectively; and gains of $1.8 million ($1.4 million after-tax, or $0.01 per share) and losses of $2.4 million ($1.8 million after-tax, or $0.01 per share) for the twenty-six weeks ended November 26, 2023 and November 27, 2022, respectively;
b)	Unrealized gains related to mark-to-market adjustments associated with currency hedging contracts of $3.0 million ($2.2 million after-tax, or $0.01 per share) and unrealized losses of $1.4 million ($1.0 million after-tax, or $0.01 per share) for the thirteen and twenty-six weeks ended November 26, 2023, respectively; and
c)	Net integration and acquisition-related expenses of $4.8 million ($3.6 million after-tax, or $0.02 per share) and gains of $26.5 million ($19.2 million after-tax, or $0.13 per share) for the thirteen weeks ended November 26, 2023 and November 27, 2022, respectively; and $8.8 million ($6.6 million after-tax, or $0.04 per share) and gains of $26.5 million ($19.2 million after-tax, or $0.13 per share) for the twenty-six weeks ended November 26, 2023 and November 27, 2022, respectively.
(5)	Equity method investment earnings (loss) included a $130.1 million unrealized loss ($96.5 million after-tax, or $0.67 per share) and a $14.4 million unrealized gain ($10.7 million after-tax, or $0.07 per share) for the thirteen and twenty-six weeks ended November 27, 2022, respectively, related to mark-to-market adjustments associated with commodity and currency hedging contracts.

Equity method investment earnings (loss) for the twenty-six weeks ended November 27, 2022 also included a $15.1 million (before and after-tax, or $0.10 per share) gain recognized in connection with the purchase of an additional 40% equity interest in Lamb Weston Alimentos Modernos S.A. (“LWAMSA”).

Lamb Weston Holdings, Inc.

Consolidated Balance Sheets

(unaudited, in millions, except share data)

	November 26,	May 28,
	2023	2023
ASSETS
Current assets:
Cash and cash equivalents	$78.3	$304.8
Receivables, less allowance for doubtful accounts of $2.4 and $2.6	766.2	724.2
Inventories	1,153.6	932.0
Prepaid expenses and other current assets	82.8	166.2
Total current assets	2,080.9	2,127.2
Property, plant and equipment, net	3,173.6	2,808.0
Operating lease assets	140.0	146.1
Goodwill	1,065.1	1,040.7
Intangible assets, net	109.1	110.2
Other assets	476.6	287.6
Total assets	$7,045.3	$6,519.8

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings	$294.3	$158.5
Current portion of long-term debt and financing obligations	55.0	55.3
Accounts payable	834.5	636.6
Accrued liabilities	434.0	509.8
Total current liabilities	1,617.8	1,360.2
Long-term liabilities:
Long-term debt and financing obligations, excluding current portion	3,252.5	3,248.4
Deferred income taxes	260.3	252.1
Other noncurrent liabilities	247.0	247.8
Total long-term liabilities	3,759.8	3,748.3
Commitments and contingencies
Stockholders’ equity:
Common stock of $1.00 par value, 600,000,000 shares authorized; 150,694,839 and 150,293,511 shares issued	150.7	150.3
Treasury stock, at cost, 6,326,519 and 4,627,828 common shares	(479.4)	(314.3)
Additional distributed capital	(535.9)	(558.6)
Retained earnings	2,528.6	2,160.7
Accumulated other comprehensive income (loss)	3.7	(26.8)
Total stockholders’ equity	1,667.7	1,411.3
Total liabilities and stockholders’ equity	$7,045.3	$6,519.8

Lamb Weston Holdings, Inc.

Consolidated Statements of Cash Flows

(unaudited, in millions)

	Twenty-Six Weeks Ended
	November 26,	November 27,
	2023	2022
Cash flows from operating activities
Net income	$449.8	$335.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization of intangibles and debt issuance costs	140.7	102.0
Stock-settled, stock-based compensation expense	22.2	17.6
Equity method investment earnings in excess of distributions	(11.3)	(67.6)
Deferred income taxes	5.8	(6.8)
Foreign currency remeasurement gain	(0.1)	(16.8)
Other	(1.3)	(13.2)
Changes in operating assets and liabilities, net of acquisitions:
Receivables	(35.2)	(54.8)
Inventories	(216.0)	(240.1)
Income taxes payable/receivable, net	27.6	24.8
Prepaid expenses and other current assets	68.8	52.7
Accounts payable	96.1	140.6
Accrued liabilities	(91.9)	14.6
Net cash provided by operating activities	$455.2	$288.0
Cash flows from investing activities
Additions to property, plant and equipment	(507.6)	(232.9)
Additions to other long-term assets	(58.9)	(37.4)
Acquisition of interests in joint venture, net	—	(42.3)
Acquisition of business, net of cash acquired	(11.2)	—
Other	6.9	1.6
Net cash used for investing activities	$(570.8)	$(311.0)
Cash flows from financing activities
Proceeds from short-term borrowings, net	133.7	23.3
Proceeds from issuance of debt	28.4	—
Repayments of debt and financing obligations	(27.7)	(16.7)
Dividends paid	(81.6)	(70.6)
Repurchase of common stock and common stock withheld to cover taxes	(164.3)	(34.9)
Other	(0.5)	2.3
Net cash used for financing activities	$(112.0)	$(96.6)
Effect of exchange rate changes on cash and cash equivalents	1.1	14.0
Net decrease in cash and cash equivalents	(226.5)	(105.6)
Cash and cash equivalents, beginning of period	304.8	525.0
Cash and cash equivalents, end of period	$78.3	$419.4

Lamb Weston Holdings, Inc.

Segment Information

(unaudited, in millions, except percentages)

	Thirteen Weeks Ended
			Year-Over-
	November 26,	November 27,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
North America	$1,167.1	$1,062.5	10%	14%	(4%)
International (1)	565.0	214.0	164%	10%	154%
	$1,732.1	$1,276.5	36%	12%	24%

Segment Adjusted EBITDA
North America	$321.3	$299.6	7%
International (1)	100.2	60.2	66%

	Twenty-Six Weeks Ended
			Year-Over-
	November 26,	November 27,	Year Growth
	2023	2022	Rates	Price/Mix	Volume
Segment net sales
North America	$2,302.5	$2,018.1	14%	18%	(4%)
International (1)	1,094.9	384.0	185%	14%	171%
	$3,397.4	$2,402.1	41%	17%	24%

Segment Adjusted EBITDA
North America	$700.7	$531.4	32%
International (1)	189.8	93.3	103%

(1)	The Company acquired the remaining equity interest in LW EMEA in the fourth quarter of fiscal 2023. Accordingly, LW EMEA’s net sales and adjusted EBITDA are reported in the International segment for the thirteen and twenty-six weeks ended November 26, 2023, whereas in the same periods in the prior year, the Company’s 50 percent equity interest in LW EMEA was recorded using equity method accounting. As a result, LW EMEA’s net sales are not included in the International segment’s net sales for the thirteen and twenty-six weeks ended November 27, 2022, and only 50 percent of LW EMEA’s adjusted EBITDA is reported in the International segment for those periods.

Segment Adjusted EBITDA includes equity method investment earnings and losses and excludes unallocated corporate costs, foreign currency exchange gains and losses, unrealized mark-to-market derivative gains and losses, and items discussed in footnotes (1)-(4) to the Consolidated Statements of Earnings.

Lamb Weston Holdings, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited, in millions, except per share amounts)

				Equity
	Income		Income	Method
	From	Interest	Tax Expense	Investment		Diluted
Thirteen Weeks Ended November 26, 2023	Operations	Expense	(Benefit) (1)	Earnings (Loss)	Net Income	EPS
As reported	$305.6	$29.1	$66.2	$4.7	$215.0	$1.48
Unrealized derivative losses (2)	1.6	—	0.3	—	1.3	0.01
Foreign currency exchange gains (2)	(9.2)	—	(2.3)	—	(6.9)	(0.05)
Items impacting comparability (2):
Inventory step-up from acquisition	(1.8)	—	(0.5)	—	(1.3)	(0.01)
Integration and acquisition-related items, net	4.8	—	1.2	—	3.6	0.02
Total adjustments	(4.6)	—	(1.3)	—	(3.3)	(0.03)
Adjusted (3)	$301.0	$29.1	$64.9	$4.7	$211.7	$1.45

Thirteen Weeks Ended November 27, 2022
As reported	$271.8	$24.6	$36.8	$(107.3)	$103.1	$0.71
Unrealized derivative losses (gains) (2)	(0.4)	—	33.5	130.1	96.2	0.67
Foreign currency exchange losses (2)	1.4	—	0.4	—	1.0	0.01
Item impacting comparability (2):
Integration and acquisition-related items, net	(26.5)	—	(7.3)	—	(19.2)	(0.13)
Total adjustments	(25.5)	—	26.6	130.1	78.0	0.55
Adjusted (3)	$246.3	$24.6	$63.4	$22.8	$181.1	$1.26

Twenty-Six Weeks Ended November 26, 2023
As reported	$628.9	$59.8	$136.1	$16.8	$449.8	$3.08
Unrealized derivative gains (2)	(25.7)	—	(6.5)	—	(19.2)	(0.13)
Foreign currency exchange gains (2)	(1.8)	—	(0.4)	—	(1.4)	(0.01)
Items impacting comparability (2):
Inventory step-up from acquisition	20.7	—	5.3	—	15.4	0.11
Integration and acquisition-related items, net	8.8	—	2.2	—	6.6	0.04
Total adjustments	2.0	—	0.6	—	1.4	0.01
Adjusted (3)	$630.9	$59.8	$136.7	$16.8	$451.2	$3.09

Twenty-Six Weeks Ended November 27, 2022
As reported	$428.8	$50.6	$110.5	$67.3	$335.0	$2.32
Unrealized derivative losses (gains) (2)	3.6	—	(2.8)	(14.4)	(8.0)	(0.06)
Foreign currency exchange losses (2)	2.4	—	0.6	—	1.8	0.01
Item impacting comparability (2):
Integration and acquisition-related items, net	(26.5)	—	(7.3)	—	(19.2)	(0.13)
Gain on acquisition of interest in joint venture	—	—	—	(15.1)	(15.1)	(0.10)
Total adjustments	(20.5)	—	(9.5)	(29.5)	(40.5)	(0.28)
Adjusted (3)	$408.3	$50.6	$101.0	$37.8	$294.5	$2.04

(1)	Items are tax effected at the marginal rate based on the applicable tax jurisdiction.

(2)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for a discussion of the adjustment items.

(3)	See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

To supplement the financial information included in this press release, the Company has presented Adjusted EBITDA, which the Company defines as earnings, less interest expense, income tax expense, depreciation and amortization, foreign currency exchange and unrealized mark-to-market derivative gains and losses, and items impacting comparability. Adjusted EBITDA is a non-GAAP financial measure. The following table reconciles net income to Adjusted EBITDA.

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	November 26,	November 27,	November 26,	November 27,
	2023	2022	2023	2022
Net income	$215.0	$103.1	$449.8	$335.0
Interest expense, net	29.1	24.6	59.8	50.6
Income tax expense	66.2	36.8	136.1	110.5
Income from operations including equity method investment earnings (1)	310.3	164.5	645.7	496.1
Depreciation and amortization (2)	71.2	59.8	142.0	117.4
Unrealized derivative losses (gains)	1.6	(0.4)	(25.7)	3.6
Unconsolidated joint venture unrealized derivative losses (gains)	—	130.1	—	(14.4)
Foreign currency exchange losses (gains)	(9.2)	1.4	(1.8)	2.4
Items impacting comparability (3):
Inventory step-up from acquisition	(1.8)	—	20.7	—
Integration and acquisition-related items, net	4.8	(26.5)	8.8	(26.5)
Gain on acquisition of interest in joint venture	—	—	—	(15.1)
Adjusted EBITDA (4)	$376.9	$328.9	$789.7	$563.5

(1)	Lamb Weston holds a 50 percent equity interest in a U.S. potato processing joint venture, Lamb-Weston/RDO Frozen (“Lamb Weston RDO”). Lamb Weston accounts for its investment in Lamb Weston RDO under the equity method of accounting. Lamb Weston accounted for its investments in LWAMSA and LW EMEA under the equity method of accounting until July 2022 and February 2023, respectively, when Lamb Weston acquired majority ownership and began to account for those investments by consolidating their respective financial results in Lamb Weston’s consolidated financial statements. See Note 4, Joint Venture Investments, of the Notes to Consolidated Financial Statements in the Company’s Form 10-K, for more information.

(2)	Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.1 million and $8.6 million for the thirteen weeks ended November 26, 2023 and November 27, 2022, respectively, and $4.3 million and $17.6 million for the twenty-six weeks ended November 26, 2023 and November 27, 2022, respectively.

(3)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for more information.

(4)	See “Non-GAAP Financial Measures” in this press release for additional information.

Lamb Weston Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(unaudited, in millions)

Thirteen Weeks Ended November 26, 2023	North America	International	Unallocated Corporate Costs (1)	Total Company
Income from operations	$273.3	$75.2	$(42.9)	$305.6
Equity method investment earnings	4.7	—	—	4.7
Income from operations including equity method investment earnings	278.0	75.2	(42.9)	310.3
Depreciation and amortization (2)	43.3	26.8	1.1	71.2
Unrealized derivative losses (3)	—	—	1.6	1.6
Foreign currency exchange gains	—	—	(9.2)	(9.2)
Items impacting comparability (3):
Inventory step-up from acquisition	—	(1.8)	—	(1.8)
Integration and acquisition-related items, net	—	—	4.8	4.8
Adjusted EBITDA	$321.3	$100.2	$(44.6)	$376.9

Thirteen Weeks Ended November 27, 2022
Income from operations	$252.1	$25.5	$(5.8)	$271.8
Equity method investment earnings (loss)	4.8	18.0	(130.1)	(107.3)
Income from operations including equity method investment earnings	256.9	43.5	(135.9)	164.5
Depreciation and amortization (2)	42.7	16.7	0.4	59.8
Unrealized derivative gains (3)	—	—	(0.4)	(0.4)
Foreign currency exchange losses	—	—	1.4	1.4
Unconsolidated joint venture unrealized derivative losses (3)	—	—	130.1	130.1
Item impacting comparability (3):
Integration and acquisition-related items, net	—	—	(26.5)	(26.5)
Adjusted EBITDA	$299.6	$60.2	$(30.9)	$328.9

Twenty-Six Weeks Ended November 26, 2023
Income from operations	$596.9	$116.1	$(84.1)	$628.9
Equity method investment earnings	16.8	—	—	16.8
Income from operations including equity method investment earnings	613.7	116.1	(84.1)	645.7
Depreciation and amortization (2)	87.0	53.0	2.0	142.0
Unrealized derivative gains (3)	—	—	(25.7)	(25.7)
Foreign currency exchange gains	—	—	(1.8)	(1.8)
Items impacting comparability (3):
Inventory step-up from acquisition	—	20.7	—	20.7
Integration and acquisition-related items, net	—	—	8.8	8.8
Adjusted EBITDA	$700.7	$189.8	$(100.8)	$789.7

Twenty-Six Weeks Ended November 27, 2022
Income from operations	$438.1	$32.3	$(41.6)	$428.8
Equity method investment earnings	9.3	43.6	14.4	67.3
Income from operations including equity method investment earnings	447.4	75.9	(27.2)	496.1
Depreciation and amortization (2)	84.0	32.5	0.9	117.4
Unrealized derivative losses (3)	—	—	3.6	3.6
Foreign currency exchange losses	—	—	2.4	2.4
Unconsolidated joint venture unrealized derivative gains (3)	—	—	(14.4)	(14.4)
Items impacting comparability (3):
Integration and acquisition-related items, net	—	—	(26.5)	(26.5)
Gain on acquisition of interest in joint ventures	—	(15.1)	—	(15.1)
Adjusted EBITDA	$531.4	$93.3	$(61.2)	$563.5

(1)	The Company’s two segments include corporate support staff and services that are directly allocable to those segments. Unallocated corporate costs include costs related to corporate support staff and services, foreign exchange gains and losses, and unrealized mark-to-market derivative gains and losses. Support services include, but are not limited to, the Company’s administrative, information technology, human resources, finance, and accounting functions that are not specifically allocated to the segments.

Unallocated corporate costs for the thirteen and twenty-six weeks ended November 26, 2023 included unallocated corporate costs of LW EMEA whereas in the same period in the prior year, the Company’s portion of LW EMEA’s unallocated corporate costs were recorded in “Equity method investment earnings” in the International segment.
(2)	Depreciation and amortization included interest expense, income tax expense, and depreciation and amortization from equity method investments of $2.1 million and $8.6 million for the thirteen weeks ended November 26, 2023 and November 27, 2022, respectively, and $4.3 million and $17.6 million for the twenty-six weeks ended November 26, 2023 and November 27, 2022, respectively.
(3)	See footnotes (1)-(4) to the Consolidated Statements of Earnings for more information. See “Non-GAAP Financial Measures” in this press release for additional information.